EXHIBIT 3.1

                            ARTICLES OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                           NATURAL HEALTH TRENDS CORP.

      Pursuant to the authority expressly granted and vested in the Board of Directors (the "Board of Directors" or the "Board") of Natural Health Trends Corp. (the "Company") by Section 607.1006 of the Florida Business Corporation Act (the "BCA") and the provisions of the Company's Articles of Incorporation, as amended, the Board of Directors adopted the following resolution setting forth the designations, powers, preferences and rights of its Series J Convertible Preferred Stock (the "Certificate of Designations") on February 29, 2000:

      RESOLVED: That the designations, powers, preferences and rights of the Series J Convertible Preferred Stock be, and they hereby are, as set forth below:

                            I. DESIGNATION AND AMOUNT

      The designation of this series, which consists of 1,000 shares of Preferred Stock, no par value per share, is the Series J Convertible Preferred Stock (the "Series J Preferred Stock").

                             II. CERTAIN DEFINITIONS

      For purposes of this Certificate of Designations, the following terms shall have the following meanings:

      A. "Buy-In Adjustment Amount" means the amount equal to the excess, if any, of (i) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (ii) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. By way of illustration and not in limitation of the foregoing, if the Converting Holder (as defined in Article IV Paragraph B(6)) purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In (as defined in Article IV Paragraph B(6)) with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which Company will be required to pay to the Converting Holder will be $1,000.


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      B. "Closing Bid Price" means the closing bid price of the Common Stock (in
U.S. Dollars) on the Principal Trading Market as reported by the Reporting Service. If the Closing Bid Price cannot be calculated for such security on the relevant date on the foregoing basis, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to holders of a majority of the then outstanding shares of Series J Preferred Stock, with the costs of such appraisal to be borne by the Company. The manner of determining the Closing Bid Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to closing bid price must be made hereunder.

      C. "Common Stock" means the Company's common stock, par value $.001 per share.

      D. "Conversion Price" means, with respect to any date, the lower of the Fixed Conversion Price and the Variable Conversion Price, each as in effect as of such date.

      E. "Effective Date" shall mean the date the Registration Statement is declared effective by the Securities and Exchange Commission.

      F. "Fixed Conversion Price" means seventy percent (70%) of the average Closing Bid Price of the Common Stock on the trading day immediately preceding the Closing Date, which amount shall be subject to adjustment as provided herein.

      G. "Closing Date" shall mean March 2, 2000.

      H. "Junior Securities" means any class or series of capital stock of the Company hereafter created that, by its terms, ranks junior to the Series J Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

      I. "Liquidation Preference" means, with respect to a share of Series J Preferred Stock, an amount equal to the Stated Value thereof, plus the accrued and unpaid dividends thereon through the date of final distribution.

      J. "Market Price," as of any date, means the average of the Closing Bid Price (in U.S. Dollars) for the three (3) trading days (which need not be consecutive) selected by the Holder from the twenty (20) trading days ending on the trading day immediately preceding the relevant date (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such 5 trading day period). If the Market Price cannot be calculated as of such date on the foregoing basis, the Market Price shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the holder, with the costs of the appraisal to be borne by the Company. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.


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      K. "Maturity Date" means February 28, 2005.

      L. "Pari Passu Securities" means any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, on parity with the Series J Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

      M. "Principal Trading Market" means The NASDAQ SmallCap Market, or if the Common Stock is no longer listed on that market, the principal securities exchange or trading market on which the Common Stock is listed or traded.

      N. "Registration Rights Agreement" means that certain Registration Rights Agreement dated the Closing Date by and among the Company and the other signatories thereto entered into in connection with the Securities Purchase Agreement.

      O. "Registration Statement" means the Registration Statement(s) contemplated to be filed by the Company pursuant to the Registration Rights Agreement for the resale of, among other shares, the Common Stock issuable upon conversion of the Series J Preferred Stock and any amendments thereto.

      P. "Reporting Service" means Bloomberg LP or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by the holders of the Series J Preferred Stock and reasonably acceptable to the Company.

      Q. "Securities Purchase Agreement" means that certain Securities Purchase Agreement dated the Closing Date, by and among the Company and the other signatories thereto.

      R. "Senior Securities" shall mean the Series A through Series I Preferred Stock, to the extent outstanding on the Closing Date that, by its terms, is Senior to the Series J Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

      S. "Stated Value" for the Series J Preferred Stock shall be $1,000.00 per share.

      T. "Transaction Agreements" means the Securities Purchase Agreement, Registration Rights Agreement, and all ancillary documents entered into between the parties to those agreements.

      U. "Variable Conversion Price" means, as of any date of determination, the amount equal to seventy percent (70%) of the Market Price on the Conversion Date.


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                                 III. DIVIDENDS

      A. Generally. The holders of the Series J Preferred Stock shall be entitled to receive a 10% cumulative dividend payable on the date of each conversion (the "Dividend Payment Date"). The dividend shall be payable in Common Stock as provided in Section III(B). Such dividends shall be payable in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights, junior to the Series J Preferred Stock, and shall be junior as to payment of dividends to the Senior Securities. Dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends), without interest, and shall be payable on the Dividend Payment Date unless such payment would be in violation of the BCA. No interest shall accrue on any unpaid dividends on the Series J Preferred Stock.

      B. Dividends Paid In Common Stock. The number of shares of Common Stock to be received shall be determined by dividing the dollar amount of the dividend by the Conversion Price on the Dividend Payment Date. Said Common Stock shall be delivered to the holder, or per holder's instructions, at the same time as the Conversion Certificates pursuant to Paragraph B(1) of Article IV.

                                 IV. CONVERSION

      A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of Series J Preferred Stock may, at any time and from time to time after the earlier of (i) one hundred eighty (180) days after the Closing Date or (ii) the Effective Date, convert (an "Optional Conversion") each of its shares of Series J Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                     Stated Value of Shares to Be Converted
                 ---------------------------------------------
                                Conversion Price

      B. Mechanics of Conversion. Conversion shall be effectuated by faxing a Notice of Conversion in the form attached hereto as Exhibit A ("Notice of Conversion") to the Company as provided in this Paragraph. The Notice of Conversion shall be executed by the holder of one or more shares of Series J Preferred Stock and shall evidence such holder's intention to convert all or a portion of such shares. The date of conversion (the "Conversion Date") shall be deemed to be the date (based on Eastern time) on which the holder faxes or otherwise delivers a conversion notice to the Company so that it is received by the Company on or before such specified date, provided that, the holder shall deliver to the Company the certificate or certificates representing the shares being converted (the "Conversion Certificates") no later than 5 business days thereafter.

            1. Delivery of Common Stock Upon Conversion. Conversion Certificates will be delivered to the holder at the address specified in the Notice of Conversion (which may be the holder's address for notices as contemplated by the Securities Purchase Agreement or a different address), via express courier, by electronic transfer or otherwise, within 4 business days if the address for delivery is in the United States and within 6 business days if the address for delivery is outside the United States (such fourth business day or sixth business day, as the case may be, a "Delivery Date") after the later of (i) the date on which the Notice of Conversion is delivered to the Company as contemplated in this Paragraph or the Maturity Date, or (ii) the date on which the Conversion Certificates are delivered to the Company.

            2. Taxes. The Company shall pay any and all taxes which may be imposed upon the Company with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series J Preferred Stock other than transfer taxes due upon conversion, if such holder has transferred to another party the Series J Preferred Stock or the right to receive Common Stock upon the holder's conversion thereof or any or income taxes due on the part of the holder. The Company shall have the right to withhold any taxes as required by the United States federal or state tax laws.

            3. No Fractional Shares. If any conversion of Series J Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series J Preferred Stock shall be rounded up or down to the nearest whole share, it being understood that .5 of one share shall be rounded up to the next highest share.

            4. Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Paragraph A of Article IV above. If such dispute involves the calculation of the Conversion Price, the Company shall first discuss such discrepancy with the Converting Holder. If the Company and the Converting Holder are unable to agree upon the Conversion Price calculation, the Company shall promptly submit the disputed calculations to the Company's outside auditors. The auditors, at the expense of the party in error, shall audit the calculations and notify the Company and the holder of the results as soon as practicable following the date it receives the disputed calculations. The auditor's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with Paragraph A of Article IV above.

            5. Delay in Delivering Conversion Certificates. The Company understands that a delay in the delivery of the Conversion Certificates beyond the Delivery Date could result in economic loss to a holder. As compensation to a holder for such loss, the Company agrees to pay late payments to such holder for late delivery of Conversion Certificates in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond three (3) business days after the Delivery Date):


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

            6.


                                 Late Payment For Each $10,000 of Liquidation
   No. Business Days Late        Preference or Dividend Amount Being Converted
----------------------------     ---------------------------------------------
             1                                        $100
             2                                        $200
             3                                        $300
             4                                        $400
             5                                        $500
             6                                        $600
             7                                        $700
             8                                        $800
             9                                        $900
            10                                      $1,000
           >10                      $1,000 +$200 for each Business Day Late
                                                beyond 10 days


      The Company shall pay any payments incurred under this Paragraph in immediately available funds upon demand. For purposes of this Paragraph B(5) of Article IV, in connection with a Automatic Conversion (as defined below), the term "Delivery Date" shall refer to the earlier of (i) the Delivery Date determined in relation to a Notice of Conversion actually submitted by the holder to the Company or (ii) the fourth or sixth business date, as the case may be, after written notice from the holder that the delivery of shares to the holder in connection with a Automatic Conversion has not been accomplished. The Company shall pay any payments incurred under this Paragraph in immediately available funds upon demand. Nothing herein shall limit the holder's right to pursue actual damages for the Company's failure to issue and deliver the Conversion Certificates to the holder. Furthermore, in addition to any other remedies which may be available to a holder, in the event that the Company fails for any reason to effect delivery of such Conversion Certificates within three (3) business days after the Delivery Date, the Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion.

            7. Alternative Remedy For Buy-In. If, by the relevant Delivery Date, the Company fails for any reason to deliver the Conversion Certificates and after such Delivery Date, the holder of the Preferred Stock being converted (a "Converting Holder") purchases, in an arm's-length open market transaction or otherwise, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder (the "Sold Shares"), which delivery such Converting Holder anticipated to make using the shares to be issued upon such conversion (a "Buy-In"), the Converting Holder shall have the right, to require the Company to pay to the Converting Holder, in lieu and instead of the amounts due under Paragraph B(5) of Article IV hereof (but in addition to all other amounts contemplated in other provisions of the Transaction

      Agreements, and not in lieu of any such other amounts), the Buy-In Adjustment Amount. The Company shall pay the Buy-In Adjustment Amount to the Company in immediately available funds immediately upon demand by the Converting Holder.

            8. DWAC Certificate Delivery. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of a Converting Holder and his/her compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Converting Holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Converting Holder by crediting the account of Converting Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission system.

            9. Conversion Default. If, at any time:

                  a. the Company  challenges,  disputes or denies the right of a holder of Series J Preferred Stock to effect a conversion of the Series J Preferred Stock into Common Stock or otherwise dishonors or rejects any Notice of Conversion delivered in accordance with the terms of this Agreement or this Certificate of Designations or any exercise of any Warrant in accordance with its terms ("Warrant Exercise"), or

                  b. any third party who is not and has never been an  affiliate of such holder commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority, which lawsuit, proceeding or claim seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of such holder to effect the conversion of the Series J Preferred Stock into Common Stock, and the Company refuses to honor any such Notice of Conversion or Warrant Exercise, then such holder shall have the right, by written notice to the Company, to require the Company to redeem each share of Series J Preferred Stock for which a Notice of Conversion has been refused pursuant to Paragraphs B(8)(a) or (b) above for cash, at an amount per share equal to the Redemption Amount (as defined in Article VI Paragraph B), pursuant to the provisions of Article VI hereof, subject to the Company's right to cure in Paragraph G of Article VI hereof.

            10. Conversion in Bankruptcy. The holder of any Series J Preferred Stock shall be entitled to exercise its conversion privilege with respect to the Series J Preferred Stock notwithstanding the commencement of any case under 11 U.S.C. ss.101 et seq. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. ss.362 in respect of such holder's conversion privilege. The Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. ss.362 in respect of the conversion of the Series J Preferred Stock. The Company agrees, without cost or expense to such holder, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C. ss.362.

      C. Automatic Conversion Upon Maturity. Any shares of Series J Preferred Stock not previously converted or redeemed as of the Maturity Date, shall be deemed to be automatically converted (an "Automatic Conversion"), without further action of any kind (including, but not necessarily limited to, the giving of a Notice of Conversion) by the holder, as of the Maturity Date at the Conversion Price applicable on the Maturity Date.

      D. Limitations on Conversions. The conversion of shares of Series J Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

            1. Cap Regulations. If the Company is limited in the number of shares of Common Stock it may issue by virtue of (i) the number of authorized shares or (ii) the applicable rules and regulations of its Principal Trading Market, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the "Cap Regulations"), (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Series J Preferred Stock without violating the Cap Regulations. If at any time after the Company's 2000 Annual Meeting, the then issuable number of shares of Common Stock upon conversion of all of the then outstanding Series J Preferred Stock pursuant to the Cap Regulations (the "Cap Amount") is less than the number of shares of Common Stock which would then be otherwise issuable upon conversion of all of the then outstanding shares of Series J Preferred Stock without regard to such Cap Regulations (a "Trading Market Trigger Event"), the Company shall immediately notify the holders of Series J Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its shareholders to authorize the listing or issuance of the full number of shares of Common Stock which would be issuable upon the conversion of the then outstanding shares of Series J Preferred Stock but for the Cap Amount) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company's ability to list or issue shares of Common Stock in excess of the Cap Amount ("Trading Market Prohibitions"). In this event, the holder of a share of Series J Preferred Stock which can not be converted as result of the Cap Regulations after all such Series J Preferred Stock which can be converted under the Cap Amount have been converted (each such share, an "Unconverted Share") shall have the option, exercisable in such holder's sole and absolute discretion, to elect either of the following remedies:

                  a. (x) if permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with such holder's notice of conversion at a


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

            conversion purchase price equal to the average of the closing price per share of Common Stock for any five (5) consecutive trading days (subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) trading days immediately preceding the date of notice of conversion; or

                  b. require the Company to redeem such Unconverted Share for an amount (the "Cap Limitation Redemption Amount"), payable in cash, equal to:

                    V                x                M
                --------
                   CP

            where:

            "V" means the liquidation preference of the Unconverted Share plus any accrued but unpaid dividends thereon;

            "CP" means the conversion price in effect on the date of redemption (the "Redemption Date") specified in the notice from the holder of the Unconverted Share electing this remedy; and

            "M" means the highest closing price per share of the Common Stock during the period beginning on the Redemption Date and ending on the date of payment of the Cap Limitation Redemption Amount.

      A holder of more than one Unconverted Share may elect one of the above remedies with respect to some of such Unconverted Shares and the other remedy with respect to other Unconverted Shares. The Cap Limitation Redemption Amount payable under the provisions of this Article IV Paragraph D shall be payable within thirty (30) days of the Redemption Date.

            2. Percentage Limitation. Notwithstanding any other provision hereof, or any of the Transaction Agreements, in no event (except (i) with respect to an Automatic Conversion, if any, of the shares of Series J Preferred Stock as described in Article IV Paragraph C hereof, (ii) as specifically provided in this Certificate of Designations as an exception to this provision, or (iii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall the holder be entitled to convert any share of this Series J Preferred Stock, or shall the Company have the obligation to convert such share (and the Company shall not have the right to pay dividends on shares of Series J
      Preferred Stock in shares of Common Stock or require a Automatic Conversion), to the extent that, after such conversion or issuance of stock in payment of dividends, the sum of (a) the number of shares of Common Stock beneficially owned by the holder and its affiliates, and (b) the number of shares of Common Stock issuable upon the conversion of the shares of Series J Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). If the holder transfers or assigns any shares of the Series J Preferred Stock to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Paragraph D(2) of
      Article IV as if such transferee or assignee were the original holder hereof. Nothing herein shall preclude the holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by the holder so as to thereafter permit the continued conversion of the shares of Series J Preferred Stock.

                    V. RESERVATION OF SHARES OF COMMON STOCK

      A. Reserved Amount. Upon the initial issuance of the shares of Series J Preferred Stock, the Company shall reserve out of the authorized but unissued shares of Common Stock for issuance upon conversion of the Series J Preferred Stock such number of shares equal to 150% of the number of shares which would be issuable if all of the authorized shares of Series J Preferred Stock were converted in their entirety on the Closing Date based on the Conversion Price in effect on that date and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall not be decreased, but may be increased pursuant to Paragraph B of this Article V, and shall at all times be sufficient to provide for the conversion of the Series J Preferred Stock outstanding at the then current Conversion Price thereof. The Reserved Amount shall be allocated to the holders of Series J Preferred Stock as provided in Article X Paragraph E.

      B.  Increases  to  Reserved  Amount.  If the  Reserved  Amount  for any 10
consecutive trading days (the last of such 10 trading days being the "Authorization Trigger Date") shall be less than 110% of the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series J Preferred Stock, the Company shall immediately notify the holders of Series J Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 150% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series J Preferred Stock. In the event the Company fails to so increase the Reserved Amount within 90 days after an Authorization Trigger Date (such event being the "Reserved Amount Trigger Event"), each holder of Series J Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Article VI Paragraph C) to the Company, to require the Company to purchase for cash, at an amount per share equal to the Redemption Amount (as defined in Article VI Paragraph B), a portion of the holder's Series J Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Reserved Amount exceeds 110% of the total number of shares of Common Stock issuable to such holder upon conversion of its Series J Preferred Stock. If the Company fails to redeem any of such shares within 5 business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VI Paragraph C.

                                 VI. REDEMPTION

      A. Redemption by Holder. In the event that any of the following occur (individually, a "Redemption Event"):

            1. Cap Regulations. The Company's inability to issue sufficient shares of Common Stock upon conversion of Unconverted Shares in accordance with Paragraph D(1) of Article IV hereof.

            2. Conversion Default. The Company's inability or refusal to delivery Conversion Certificates under Paragraph B(8) of Article IV hereof.

then, upon the occurrence of any such Redemption Event, each holder of shares of Series J Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a notice requesting the redemption all or part of such holders shares of Series J Preferred Stock (a "Redemption Notice") to the Company while such Redemption Event continues, to require the Company to purchase for cash any or all of the then outstanding shares of Series J Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. Upon the Company's receipt of any Redemption Notice hereunder, the Company shall immediately (and in any event within 5 business days following such receipt) deliver a written notice (a "Redemption Announcement") to all holders of Series J Preferred Stock stating the date upon which the Company received such Redemption Notice and the amount of Series J Preferred Stock covered thereby.

      B. Definition of Redemption Amount. The "Redemption Amount" with respect to a share of Series J Preferred Stock means an amount equal to (x) 145% of the Liquidation Preference on the date of the Redemption Notice, plus (y) all accrued but unpaid dividends through and including the date on which the Redemption Amount is paid.

      C. Redemption Defaults. If the Company fails to pay any holder the Redemption Amount with respect to any share of Series J Preferred Stock within 60 days after the latter of (i) its receipt of Redemption Notice, and (ii) the date of its Redemption Announcement, then the holder of Series J Preferred Stock delivering such Redemption Notice shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law from the date on which the Company receives the Redemption Notice until the date of payment of the Redemption Amount hereunder. In the event the Company is not able to redeem all of the shares of Series J Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Company shall redeem shares of Series J Preferred Stock from each holder pro rata, based on the total number of shares of Series J Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series J Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

      D. Company Redemption Right. The Company shall have the right tor redeem all or any part of the then outstanding Series J Preferred Stock as to which the holder has not previously submitted a Conversion Notice, for the Company Redemption Amount (as defined below) by giving written notice (a "Company Redemption Notice") of such redemption (a "Company Redemption") to the holders of such shares (and if there be more than one, pro rata among them). The date on which the Company pays the Company Redemption Amount to the holder, which shall be not earlier than five (5) days and not later than ten (10) days after the Company Redemption Notice is given to the holder, is the "Company Redemption Date." The "Company Redemption Amount" shall be equal to (i) if the Company Redemption Date is ninety (90) days or less after the Closing Date, 110% of (a) the Liquidation Preference on the date of the Company Redemption Notice plus (b) accrued dividends thereon through and including the Company Redemption Date and
(ii) if the Company Redemption Date is more than ninety (90) days after the Closing Date, 125% of (a) the Liquidation Preference on the date of the Company Redemption Notice plus (b) accrued dividends thereon through and including the Company Redemption Date. After the Company gives a Company Redemption Notice, the holder will have the right to convert, in the manner herein provided (except that such conversion shall be an exception to the provision of Article IV Paragraph D(2) hereof), any or all of the shares subject to redemption pursuant to such Company Redemption Notice at any time until the Company actually pays the Company Redemption Amount, and such conversion shall take precedence over the Company Redemption Notice. If the Company does not timely pay the Company Redemption Amount, the holder will have the right, exercisable by written notice to the Company at any time prior to the holder's receipt of the Company Redemption Amount, to (x) nullify the Company Redemption Notice (in which event the Company Redemption Notice shall be of no further force and effect) or take action to enforce the Company's performance of the Company Redemption, and (y) cancel the Company's right to effect any future Company Redemption under this paragraph.

                           VII. LIQUIDATION PREFERENCE

      A. Liquidation Event. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Company's assets in one transaction or in a series of related transactions (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Company (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series J Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series J Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Series J Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

      B. Exclusions. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

                    VIII. ADJUSTMENTS TO THE CONVERSION PRICE

      A. Sale. The Conversion Price shall be subject to adjustment from time to time as follows: If, for as long as any shares of Series J Preferred Stock remain outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity or a sale or transfer of all or substantially all of the assets of the Company to another person (collectively, a "Sale"), the Company will require, in the agreements reflecting such transaction, that the surviving entity expressly assume the obligations of the Company hereunder. Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the Series J Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which then outstanding shares of Series J Preferred Stock might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, the holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within 15 days of receipt of notice of such Sale from the Company.

      B. Spin Off. The Company agrees that for as long as shares of Series J Preferred Stock remain outstanding, the Company will not, without the consent of the holder, spin off or otherwise divest itself of a part of its business or operations or dispose all or of a part of its assets in a transaction (the "Spin Off") in which the Company does not receive just compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company. If, for any reason, prior to the Conversion Date or the Redemption Payment Date, the Company, with the consent of the holder, consummates a Spin Off, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the holder had all of the holder's shares of Series J Preferred Stock outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Series J Preferred Stock") been converted as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the holder on the conversion of all or any of the Outstanding Series J Stock, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (a) the numerator is the principal amount of the Outstanding Series J Preferred Stock then being converted, and (b) the denominator is the principal amount of the Outstanding Series J Preferred Stock.

      C. Stock Splits, etc. If, at any time while any shares of Series J Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Fixed Conversion Price shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such split, the Fixed Conversion Price shall be deemed to be one-half of what it had been calculated to be immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such reverse split, the Fixed Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such dividend, the Fixed Conversion Price shall be deemed to be the amount of such Fixed Conversion Price calculated immediately prior to such record date multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

      D. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Fixed Conversion Price pursuant to this Article VIII, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series J Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series J Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Fixed Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series X Preferred Stock.

                                IX. VOTING RIGHTS

      A. Generally. The holders of the Series J Preferred Stock have no voting power whatsoever, except as otherwise provided by the BCA.

      B. Class Voting. To the extent that under the BCA the vote of the holders of the Series J Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series J Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Series J Preferred Stock (except as otherwise may be required under the BCA, a "Required Interest") shall constitute the approval of such action by the class. To the extent that under the BCA holders of the Series J Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series J Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article IV Paragraph D) using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated.

                                X. MISCELLANEOUS

      A. Right of First Refusal, Special Dilution Protection.

            1. The Company covenants and agrees that, if during the period from the date hereof through and including the date which is 240 days after the Effective Date, the Company offers to enter into any transaction other than an underwritten public offering (a "New Transaction") for the sale of New Common Stock for cash or cash equivalents, the Company shall notify the Holder in writing of all of the terms of such offer (a "New Transaction Offer"). The Holder shall have the right (the "Right of First Refusal"), exercisable by written notice given to the Company by the close of business on the third business day after the Holder's receipt of the New Transaction Offer (the "Right of First Refusal Expiration Date"), to participate in all or any part of the New Transaction Offer on the terms so specified.

            2. If, and only if, the Holder does not exercise the Right of First Refusal in full, the Company may consummate the remaining portion of the New Transaction with any New Investor on the terms specified in the New Transaction Offer within 20 days of the Right of First Refusal Expiration Date.

            3. If the terms of the New Transaction to be consummated with such other party differ in a material respect from the terms specified in the New Transaction Offer so that the terms are more beneficial in any respect to the New Investor, the Company shall give the Holder a New Transaction Offer relating to the terms of the New Transaction, as so changed, and the Holder's Right of First Refusal and the preceding terms of this Paragraph B of Article X shall apply with respect to such changed terms.

            4. If there is more than one Buyer signatory to this Agreement, the preceding provisions of this Paragraph B of Article X shall apply pro rata among them (based on their relative Holder's Allocable Shares), except that, to the extent any such Holder does not exercise its Right of First Refusal in full (a "Declining Holder"), the remaining Holder or Holders who or which have exercised their own Right of First Refusal in full, shall have the right (pro rata among them based on their relative Holder's Allocable Shares, if more than one) to exercise all or a portion of such Declining Holder's unexercised Right of Refusal. Nothing in this Paragraph B of Article X shall be deemed to permit a transaction not otherwise permitted by Paragraph A of Article X, as modified by the provisions of Subparagraphs (i) and (ii).

            5. In the event the New Transaction is consummated for the sale of New Common Stock or the issuance of warrants or other rights to purchase New Common Stock with such third party at any time prior to the expiration of 240 days after the Effective Date on terms providing for either a sale price equal to or computed based on, or a determination of a conversion price based on, a lower percentage of the then current Market Price and/or for a greater number of shares per dollar paid or invested by such third party to or in the Company, shall be modified to (i) reduce the relevant Conversion Price or Fixed Price, in each instance to be equal to that provided in the New Transaction as so consummated .

      B. Rank. The Series J Preferred Stock shall rank (i) prior to the Company's Common Stock; (ii) prior to any Junior Securities; (iii) junior to any Senior Securities; and (iv) pari passu with any Pari Passu Securities; provided, however, that no additional Senior or Pari Passu Securities shall be created without the written consent of a Required Interest.

      C. Cancellation of Series J Preferred Stock. If any shares of Series J Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Company as Series J Preferred Stock.

      D. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Series J Preferred Stock certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Series J Preferred Stock certificate(s), the Company shall execute and deliver new Series J Preferred Stock certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Series J Preferred Stock certificate(s) if the holder contemporaneously requests the Company to convert such Series J Preferred Stock.

      E. Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series J Preferred Stock based on the number of shares of Series J Preferred Stock issued to each holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Series J Preferred Stock based on the number of shares of Series J Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series J Preferred
Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series J Preferred Stock shall be allocated to the remaining holders of shares of Series J Preferred Stock, pro rata based on the number of shares of Series J Preferred Stock then held by such holders.

      F. Payment of Cash; Defaults. Whenever the Company is required to make any cash payment to a holder under this Certificate of Designations (upon redemption or otherwise), such cash payment shall be made to the holder within 5 business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such 5 business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of 15% and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

      G. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series J Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their listing or issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series J Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Company to comply with the terms of this Certificate of Designations.

      These Articles of Amendment of Articles of Incorporation were adopted by the Board of Directors without shareholder action and shareholder action was not required.

                 Balance of this page left blank intentionally.

                                                  NATURAL HEALTH TRENDS CORP.

                                                  By:
                                                     ---------------------------
                                                  Name:
                                                       -------------------------
                                                  Title:
                                                        ------------------------

                           NATURAL HEALTH TRENDS CORP.                 EXHIBIT A

                              Notice of Conversion

                    (To be Executed by the Registered Holder
                in order to Convert the Series J Preferred Stock)

TO:         NATURAL HEALTH TRENDS CORP.                       VIA TELECOPIER TO:
            380 Lashley Street
            Longmont, CO 80501
            Attn: Mark Woodburn

FROM:                                                                 ("Holder")
      ----------------------------------------------------------------

DATE:
     -----------------------------------------------------------------

RE:   Conversion  of                   shares  (the  "Converted  Shares") of the
      Series J Convertible  Preferred Stock ("Series J Stock") of NATURAL HEALTH
      TRENDS  CORP.  (the  "Company")   into                        shares  (the
      "Conversion Shares") of Common Stock (defined below)

CONVERSION DATE:
                ---------------------------------------------

      The captioned Holder hereby gives notice to the Company, pursuant to the Certificate of Designations of Series J Convertible Preferred Stock, as amended, of NATURAL HEALTH TRENDS CORP. (the "Certificate of Designations"), that the Holder elects to convert the Converted Shares into fully paid and non-assessable shares of Common Stock, $.001 par value (the "Common Stock"), of the Company as of the Conversion Date specified above. Said conversion shall be based on the following Conversion Price (the lower of the two alternatives is checked):

      |_|    $               , representing the Fixed Conversion Price (as
             defined in the Certificate of Designations)

      |_|    $               , representing the Variable Conversion Price (as
             defined in the Certificate of Designations)

A schedule of the closing bid prices of the Common Stock for the twenty trading days prior to the Conversion Date, as reported by Principal Trading Market (as defined in the Certificate of Designations), is attached for your reference in determining the Variable Conversion Price.

Based on this Conversion Price, the number of Conversion Shares indicated above should be issued in the following name(s):

       Name and Record Address                         Conversion Shares

       -------------------------------------------     -----------------

       -------------------------------------------     -----------------

       -------------------------------------------     -----------------


      As contemplated by the Certificate of Designations and the Securities Purchase Agreement, dated March , 2000 (the "Securities Purchase Agreement"), to which the Company and the Holder are parties, this Notice of Conversion is being sent by facsimile to the telecopier number and officer indicated above, with a copy to the Company's counsel.

      The Holder has previously surrendered or will surrender (or cause to be surrendered) the certificate(s) for the Converted Shares, duly endorsed, to the Company at the address indicated above by express courier within 5 business days after delivery or facsimile transmission of this Notice of Conversion.

      The certificates representing the Conversion Shares (together with certificate(s) representing the shares of Series J Preferred Stock not converted hereby) should be transmitted by the Company to the Holder via express courier or by electronic transfer within the time contemplated by the Certificate of Designations after receipt of this Notice of Conversion (by facsimile transmission or otherwise) and the certificate(s) representing the Converted Shares to:

                  --------------------------------------------

                  --------------------------------------------

                  --------------------------------------------

         As contemplated by Section Article III of the Certificate of Designations, the Company should also pay all unpaid dividends on the Converted Shares by check payable to the Holder (unless such dividends are being paid in Common Stock as contemplated by said section, in which event such shares should be issued in the name of the Holder) delivered in the same manner as, and together with, the Conversion Shares.

                                         ---------------------------------------
                                             (Print name of Holder)

                                         By:
                                            ------------------------------------
                                             (Signature of Authorized Person)

                                         ---------------------------------------
                                             (Printed Name and Title)


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